CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the accompanying registration statement on Form S-8, of our report dated January 19, 2001, relating to the December 31, 2000 financial statements of GTM Holdings, Inc., appearing in the annual report of GTM Holdings, Inc. on Form 10-KSB for the year ended December 31, 2000.

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.

Salt Lake City, Utah

September 19, 2001